KeySpan Conference Call Script - July 17, 2001 11:30 am

(Host will read Disclaimer)
Good morning, and welcome to our Conference Call. Here with me today are Craig Matthews, Gerry Luterman, Mike Taunton and other members of our finance team.

During the call, we would like to discuss a special charge we are taking in our Energy Services business, and provide revised earnings guidance for the remainder of 2001. We will conduct a separate Conference Call next Thursday, July 26, to report on the details of the second quarter earnings for our major business segments.

This morning, we announced that we are taking a special charge to earnings of $30 million after tax -- or 22 cents per share -- in the second quarter, as a result of the operations at the Roy Kay companies. As you may remember, Roy Kay is a plumbing, mechanical and electrical contracting subsidiary we acquired in February 2000.

The special charge reflects the recently-discovered costs to KeySpan to complete the work on certain Roy Kay construction projects. The charge also reflects unanticipated costs to correct inaccuracies on the books of these companies on several construction projects, as well as inaccuracies related to their overall financial and operational performance.
The performance of the former owners of the Roy Kay companies was not commensurate with the high standards demanded by KeySpan. As a result, we have terminated their employment and installed new management in their place. KeySpan and Roy Kay are engaged in litigation relating to the termination of the former owners and other matters relating to the acquisition of these companies. Let me assure you, we intend to pursue all available legal remedies to recover the damages we have incurred as a result of their activities.

We believe that we have taken the appropriate steps to address these issues and have every confidence that the actions we are undertaking will mean better service for our customers and enhanced value for our shareholders.

Despite this charge, our strategy for building our Energy Services business remains intact. While the Roy Kay situation is disappointing, I am pleased to report that of the 9 HVAC-type companies we have acquired these past two years, 8 are performing at or near expectations.

We have 300,000 customers in this business and are growing nicely. And most importantly - excluding the impact of this special charge - we currently expect to report a profit in our Energy Services business again this year.

We also announced this morning that we are reducing our earnings estimates for the remainder of 2001, primarily as a result of the well-publicized lower gas commodity prices and lower New York City electricity prices.

We expect to report earnings of approximately $0.16 per share for the second quarter, excluding the special Energy Services charge of $0.22 per share. We are essentially on target for the first 6 months of the year with our internal projections. However, due to the significant decline in commodity prices this past month or so, it has recently become necessary to reduce our internal earnings forecast and revise our guidance for this year -- from approximately $2.70 per share, to a range of $2.50 to $2.60 per share, excluding the special charge. At this time, we expect to come in towards the middle of this range.

The reduced earnings expectations result primarily from lower gas prices projected by the Company's gas exploration and production operations, as well as the lower New York City electricity prices. As you know, natural gas prices have declined significantly this past month, and the local electric market has become more competitive as a result of the additional capacity that is available and the mild summer weather we have experienced.




The impact of these decreased commodity prices on the Company's operations has been mitigated through a variety of financial instruments, including:

     - hedges by Houston Exploration on 70% of its gas production in 2001, with a floor of approximately $4.00 per Mcf, as well as

     - forward sales of up to 50% of KeySpan's peak electric summer generating capacity.

Despite these efforts to mitigate the decrease in commodity price, we feel that it is prudent to lower our earnings expectations at this time. We will continue to monitor the commodity markets, and provide updated guidance as the year progresses.

We are very confident that our core operations and strategy will continue to deliver strong earnings growth. Our core gas distribution business continues to add customers at a record setting pace, especially in our Long Island and New England regions. In New England, the results of the KeySpan marketing programs are reaping tremendous benefits, as evidenced by a 25% increase in new gas sales margins versus last year. We are also on budget to achieve our synergy savings target of $40 million as a result of the Eastern Enterprises acquisition. And we have made significant progress in our efforts to build new electric generating plants and gas pipelines in the New York / Long Island region over the next few years.


In summary, excluding the special charge, our revised earnings forecast is based on the lower gas commodity prices and electricity prices as a result of the current external market conditions. Our internal operations and the implementation of our growth strategy remain very strong:

     -Our other Energy Services businesses are doing well.

     -Our core gas distribution business is experiencing tremendous growth.

     - Our opportunities for building power plants and pipelines are promising.

     - And our outlook for the future remains very positive.

Again, we will release our second quarter earnings on Thursday, July 26, and hold a Conference Call that morning at 11:30 am, to discuss our results in greater detail.

Thank you. At this time, I would be happy to answer your questions.

(After Questions)
Thank you. If you have any further questions, please contact either Mike Taunton or Ken Daly from our Investor Relations team.